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                          October 29, 2020

       Eric A. Brock
       Chairman and Chief Executive Officer
       Ondas Holdings Inc.
       165 Gibraltar Court
       Sunnyvale, California 94089

                                                        Re: Ondas Holdings Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 26,
2020
                                                            File No. 333-249658

       Dear Mr. Brock:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing